EXHIBIT 9

                          VOTING TRUST AGREEMENT


         This Agreement, made in San Diego, California, on August 29, 1996, between the Holders of Tollycraft Yacht Corporation, a
Minnesota corporation, who shall become parties to this Agreement by signing the same (the "Subscribers"), and Peter Hobbs, located at San Diego, California (the "Voting Trustee"):

         WHEREAS, each Subscriber represents that he is the owner of the number of shares of stock set opposite his signature in Tollycraft Yacht Corporation ("Tollycraft Yacht"); and

         WHEREAS, the Subscribers deem it to be greatly to the interests of Tollycraft Yacht and of all the stockholders therein, that this Agreement should be made:

         NOW, THEREFORE, IT IS MUTUALLY AGREED AS FOLLOWS:

1 Each Subscriber agrees to deposit with the Voting Trustee, or his agent, the certificate or certificates for his shares, together with a proper and sufficient instrument, duly executed, for the transfer thereof to the Voting Trustee, and with all necessary transfer tax stamps affixed.

2.    (a)    Upon deposit, the Voting Trustee shall deliver, or
cause to be delivered, to such
         Subscriber, or upon his order, their voting trust certificate or certificates, for the same number of shares of common stock (as the case may be) of Tollycraft Yacht, as is represented by the certificate or certificates so deposited, which voting trust certificates shall be in substantially in the form as in Exhibit A attached hereto and made a part hereof.

(b) The voting trust certificate shall be transferred as provided, and not otherwise, and transfer so made of any such certificate shall vest in the transferee all rights and interests of the transferor in and under such certificate; and, upon such transfer, the Voting Trustee will deliver, or cause to be delivered, a voting trust certificate or certificates to the transferee for the same number of shares and of the same class as the voting trust certificate so transferred. Until such transfer, the Voting Trustee may treat the registered Holder of the voting trust certificate as owner for all purposes whatsoever.

3. Shares of stock of Tollycraft Yacht, certificates for which shall be deposited with the Voting Trustee, shall be vested in the Voting Trustee and shall be transferred to the name of the Voting Trustee upon the books of Tollycraft Yacht, and until after the actual delivery of certificates for stock to the Holders of the Voting Trust Certificates in accordance with this Agreement, the Voting Trustee shall, as to all stock so held by Mm, possess and be entitled to exercise all stockholders' rights of every kind, including the right to vote and to take part in, or consent to, any corporate or stockholders' action, and to receive dividends on stock; and the Holders of Voting Trust Certificate shall not have any right, with respect to any such stock held by the Voting Trustee, to vote, or take part in or consent to, any corporate or stockholders' action of Tollycraft Yacht.

4. The Holder of each Voting Trust Certificate shall be entitled, until distribution of stock in Tollycraft Yacht, to receive, from time to time, payments equal to the dividends, if any, collected by the Voting Trustee upon the like number of shares of common stock of Tollycraft Yacht, as is specified in such Voting Trust Certificate.

5. Only after both of the Agreements, One-Year Performance Agreement with respect to Tollycraft Yacht Corporation and Two-Year Option Agreement with respect to Tollycraft Yacht Corporation have terminated, or on such earlier date as the Voting Trustee, shall, in his discretion, determine, the Voting Trustee shall distribute the stock of Tollycraft yacht to the Holders of the Voting Trust Certificates upon presentation and surrender, on or after that date, of Voting Trust Certificates, accompanied by properly executed transfers thereof to the Voting Trustee, delivering certificates of stock of the Tollycraft Yacht for the shares specified in the Voting Trust Certificates surrendered.

6 . The Voting Trustee may, in all matters act by writing with or without meeting, and the decision or act of the Voting Trustee shall, in all matters, including the exercise of the voting power, be deemed authorized.

7. (a) The Voting Trustee may, at any time, resign, by delivering to the Subscribers his resignation in writing; and, in every case of death, resignation or vacancy, this Voting Trust shall terminate.

(b) No Voting Trustee shall be liable for any error of judgment or mistake of law, or other mistake, or for anything, save only his own willful misconduct or gross negligence.

8     (a)     In voting upon the shares of stock, or doing any
      act with respect to the control or
         management of the Tollycraft Yacht, or its affairs, as Holders of the stock deposited hereunder, the Voting Trustee shall exercise their best judgment in the interests of the Tollycraft Yacht, and to the end that its affairs shall be properly managed.

(b) The Voting Trustee may vote said stock in person or by such person or persons as they shall select as their proxy.

9 . Any holder of any stock of said Tollycraft Yacht may, at any time, become a subscriber hereto with respect to any such stock, by subscribing this Agreement and depositing the certificates of his stock as aforesaid, accompanied by duly executed transfer as above provided, and shall thereupon and thereafter be deemed and be a subscriber hereunder.

10. This Agreement may be executed in several parts of like form, each of which, when executed, shall be deemed to be an original and such parts shall together constitute one and the same instrument.

11. California shall apply to this Agreement with the venue in San Diego County.


Date:    October 14, 1996, San Diego, California


/s/ Peter Hobbs
Peter Hobbs, Voting Trustee